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Jameson Inns, Inc.
8 Perimeter Center East, Suite 8050   Atlanta, Georgia 30346   (770) 901-9020
                                                           FAX (770) 901-9550



FOR IMMEDIATE RELEASE

March 20, 2002
                                  Contact: Craig R. Kitchin
                                           President and Chief Financial Officer
                                           (770) 901-9020

JAMESON INNS ANNOUNCES PREFERRED DIVIDENDS FOR FIRST QUARTER
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Atlanta, GA, March 20/PRNewswire/ -- Jameson Inns, Inc. (NASDAQ: JAMS), today announced that its Board of Directors has declared the Company's regular quarterly cash dividend distributions on its two series of preferred shares.

The Board declared a cash dividend of $.578125 per share of the Company's 9.25% Series A Cumulative Preferred Stock (NASDAQ: JAMSP) for the first quarter of 2002. The cash dividend is payable on April 20, 2002, to shareholders of record on March 29, 2002. The Company currently has approximately 1.27 million Series A preferred shares outstanding.

The Board also declared a cash dividend of $0.425 per share of the Company's $1.70 Series S Cumulative Convertible Preferred Stock (NASDAQ: JAMSO) for the first quarter of 2002. The cash dividend is payable on April 20, 2002, to shareholders of record on March 29, 2002. The Company currently has approximately 2.2 million Series S preferred shares outstanding.

The Board will meet in the latter part of April 2002 to make a determination on the payment of any dividend on the Company's 11.7 million common shares for the first quarter 2002. The first quarter dividend for the common share is anticipated to be $.05 per common share and, if declared by the Board, would be paid on or about May 20, 2002.

Jameson Inns, Inc. is a real estate investment trust that develops and owns the Jameson Inn and Signature Inn brands. The Jameson Inns are colonial-style, limited service hotel properties located in the Southeast. The Signature Inns are larger, limited service hotel properties located primarily in the Midwest. For more information, visit www.jamesoninns.com
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